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FORM 5
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[ ] Check this box if no longer subject           ------------------------------
    to Section 16. Form 4 or Form 5                        OMB APPROVAL
    obligations may continue.  See                ------------------------------
    Instructions 1(b)                             OMB Number:          3235-0362
                                                  Expires:     December 31, 2001
[ ] Form 3 Holdings Reported                      Estimated average burden
                                                  hours per response ........1.0
[ ] Form 4 Transactions Reported                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
              SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

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1. Name and Address of Reporting Person*

 Fischbach           Gregory               E.
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   (Last)            (First)            (Middle)

Acclaim Entertainment, Inc.
One Acclaim Plaza
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                     (Street)

 Glen Cove              New York        11542
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol
   Acclaim Entertainment, Inc. (AKLM)

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3. IRS Identification Number of Reporting Person (Voluntary)


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4. Statement for Month/Year
   August 2000

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [X] Director                         [X] 10% Owner
   [X] Officer (give title below)       [ ] Other (specify below)

   Co-Chairman; Chief Executive Officer & President
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7. Individual or Joint/Group Filing
   (Check applicable line)

[X] Form filed by one Reporting Person
[ ] Form filed by more than one Reporting Person
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
                    TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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       1.         2.             3.                        4.                   5.                 6.             7.
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                                                                              Amount of
                                                 Securities Acquired (A)      Securities         Ownership       Nature of
                                                 or Disposed of (D)           Beneficially       Form: Direct    Indirect
Title of          Transaction    Transaction     (Instr. 3, 4 and 5)          Owned at end       (D) or          Beneficial
Security          date (Month/   Code          ----------------------------   of Fiscal Year     Indirect (I)    Ownership
(Instr. 3)        Day/Year)      (Instr. 8)    Amount   (A) or (D)    Price   (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
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
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* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                     (Over)
                                                                                                            SEC 2270 (3/99)

                     TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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     1.        2.       3.         4.         5.             6.                 7.           8.         9.         10.       11.
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                                                                           Title and
                                          Number of     Date Exer-         Amount of                           Ownership
                                          Derivative    cisable and        Underlying              Number of   of
                                          Securities    Expiration         Securities      Price   Derivative  Derivative
            Conver-                       Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-              or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Trans-    of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      action    (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/   Code       4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     (Instr.   ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)     8)       (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
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Option:
Right to                                                                  Common
Buy         $3.125    1/18/00     A(1)   100,000         (1)    1/17/10   Stock   100,000            100,000      D
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

Explanation of Responses:

(1) Such option to acquire 100,000 shares of the Issuer's common stock, par value $.02 per share, was granted to the reporting person under the Issuer's 1998 Stock Incentive Plan. Such option becomes exercisable in one-third installments on each of 1/18/01, 1/18/02 and 1/18/03.

               /s/ Gregory Fischbach                        November 3, 2000
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               ** Signature of Reporting Person                    Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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